Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
AMC Networks Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-185361) on Form S-3 and (No. 333-175206 and No. 333-189096) on Form S-8 of AMC Networks Inc. of our reports dated February 27, 2014, with respect to the consolidated balance sheets of AMC Networks Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders' deficiency, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of AMC Networks Inc.

/s/ KPMG LLP

New York, New York
February 27, 2014